Exhibit 5.1
June 1, 2010
Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, NY 10104
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-160011, 333-160012, 333-149088, 333-146224, 333-136818, 333-124707, 333-124705, 333-124706, 333-121927, 333-121928, 333-115169, 333-115170, 333-114983, 333-105771, 333-105772, 333-97465, 333-97467, 333-87476, 333-37640, 333-78877 and 333-78879 (the “Registration Statements”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of shares of Common Stock, $0.01 par value per share (the “Shares”), of Gleacher & Company, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2007 Incentive Compensation Plan, 2003 Non-Employee Directors Stock Plan, 2005 Deferred Compensation Plan for Key Employees, 2005 Deferred Compensation Plan for Professional and Other Highly Compensated Employees, 2001 Long-Term Incentive Plan, 1999 Long-Term Incentive Plan, 1989 Stock Incentive Plan, Deferred Compensation Plan for Key Employees and Deferred Compensation Plan (Non-ERISA) (the “Plans”).
     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of its predecessor-in-interest, Broadpoint Gleacher Securities Group, Inc., a New York corporation, and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed below, including Post-Effective Amendment No. 1 to the Registration Statements, the Registration Statements, the Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company. For purposes of the opinion expressed below, we have assumed that (i) at the time of any issuance or sale of the Shares, a sufficient number of shares of common stock will be authorized and available for issuance and (ii) the issuance of the Shares has been and will be duly authorized by all necessary corporate action on the part of the Company.
     We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefore, if any, in accordance with the terms of the Plans and any applicable option or award or similar agreement, will be validly issued, fully paid and nonassessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to Post-Effective Amendment No. 1 to the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Dewey & LeBoeuf LLP